FIRST NILES FINANCIAL, INC.
ANNOUNCES FIRST QUARTER 2004 EARNINGS

Niles, Ohio, April 15, 2004 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles today reported results for the three month period ended March 31, 2004.

Net income for the three months ended March 31, 2004 totaled $260,000 compared to net income of $274,000 for the same period in 2003, a decrease of $14,000, or 5.1%. The return on average assets for the three months ended March 31, 2004 was 1.04% compared to 1.09% in the same quarter one year prior. Primary earnings per share for the three months ended March 31, 2004 was $0.20, compared to $0.21 for the same period in 2003.

Net interest income after the provision for loan losses for the first quarter of 2004 totaled $737,000, compared to $798,000, a decrease of $61,000, or 7.6% as compared to the same period in 2003. Total interest income was $1.23 million for the three months ended March 31, 2004, a $123,000 decrease from the same period in 2003. Interest expense for the three months ended March 31, 2004 was $498,000, a $62,000 decrease from the same period one year prior. The decrease in both total interest income and total interest expense was primarily related to lower market interest rates experienced in the 2004 period as compared to the 2003 period.

Non-interest income for the first quarter of 2004 was $102,000, as compared to $57,000 for the same period in 2003. This increase was essentially the result of a $94,000 gain on sale of securities realized during the first quarter of 2004, as compared to a $49,000 gain on sale of securities during the first quarter of 2003.

Non-interest expense for the first quarter of 2004 was $466,000, compared to $462,000 in the first quarter one year ago, an increase of $4,000, or 0.9%. Compensation and benefits expense declined $34,000 in the current quarter as compared to the same period one year ago, primarily due to a staff reduction. However, general increases in several expense categories, including a $20,000 increase in other operating expense and a $9,000 increase in equity in loss of limited partnership more than offset this cost savings.

Non-performing loans, consisting of non-accruing loans and accruing loans delinquent more than 90 days totaled $1.1 million at March 31, 2004, or 2.7% of net loans receivable, an increase of $78,000 from December 31, 2003. The allowance for loan losses totaled $758,000 at March 31, 2004, representing 70.3% of non-performing loans and 1.9% of net loans receivable. At December 31, 2003 the allowance for loan losses represented 75.8% of non-performing loans and 2.0% of net loans receivable.

At March 31, 2004 total assets were $99.2 million compared to $100.0 million at December 31, 2003, a decrease of $851,000, or 0.9%. Net loans receivable increased to $40.5 million at March 31, 2004 from $38.8 million at December 31, 2003, an increase of $1.7 million, or 4.4%. Deposits were $61.3 million at March 31, 2004 as compared to $61.9 million at December 31, 2003, representing a decrease of $664,000, or 1.1%.

Total equity at March 31, 2004 was $16.4 million, $206,000 lower than at December 31, 2003. The decrease in total equity was primarily related to a $416,000 increase in treasury shares and $198,000 in dividends paid on common stock, partially offset by a $149,000 increase in net unrealized gains on securities available for sale. The Company repurchased 35,719 shares of its common stock during the quarter at an average price of $17.27. At March 31, 2004 the Association significantly exceeded all regulatory capital requirements.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral "forward-looking statements", including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the company, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

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These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements.

First Niles Financial, Inc. is headquartered at 55 North Main Street, Niles, Ohio 44446.

FOR IMMEDIATE RELEASE April 15, 2004	For Further Information Contact: William L. Stephens, President or Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539
Selected Financial Condition Data
(in thousands, except for per share data)

	March 31, 2004 (Unaudited)	December 31, 2003

Total assets	$99,182	$100,033
Loans receivable, net	40,467	38,778
Securities (AFS) at market	45,383	51,411
Securities (HTM) at cost	232	295
Deposits	61,273	61,936
Total borrowings	20,500	20,500
Retained earnings	14,140	14,078
Common stock and paid in capital	6,897	6,897
Total equity	16,424	16,630
Book value per share	$11.91	$11.88

Selected Operating Data
(in thousands, except for per share data)

	Three Months Ended March 31,
	2004 (Unaudited)	2003

Interest income	$1,235	$1,358
Interest expense	498	560
Provision for loan losses	-	-
Net interest income	737	798
Non-interest income	102	57
Non-interest expense	466	462
Income before inc. tax exp.	373	393
Income tax expense	113	119
Net income	260	274
Earnings per share	$0.20	$0.21